Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172134

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	3,753,518	$33.39	$125,329,966	$14,363

(1)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low prices reported on the NYSE on February 2, 2012.

PROSPECTUS SUPPLEMENT
(To prospectus dated February 9, 2011)
3,753,518 Shares

Common Stock
This prospectus supplement relates to up to 3,753,518 shares of common stock of Highwoods Properties, Inc. that the selling stockholders named in this prospectus supplement may offer for sale from time to time. The selling stockholders named in this prospectus supplement may acquire these shares by exercising warrants to purchase shares of our common stock or by redeeming units of limited partnership in Highwoods Realty Limited Partnership, which is the operating partnership through which we conduct substantially all of our business, for shares of our common stock. All of the units of limited partnership and warrants were issued in transactions that were consummated more than eight years ago.
We have registered the resale of the shares to allow the selling stockholders to sell any or all of their shares of common stock on the NYSE or in private transactions using any of the methods described in this prospectus supplement. See “Plan of Distribution.” We will not receive any proceeds from the sale of any of the shares offered by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. See “Selling Stockholders.”
Our common stock is listed on the New York Stock Exchange under the symbol “HIW.” On February 2, 2012, the last reported sale price of our common stock was $33.24 per share.
The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of common stock may be deemed to be “underwriters” under the Securities Act of 1933. See “Plan of Distribution.”

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the SEC before you invest in our common stock.
Neither the SEC nor any state securities commission has approved or disapproved of our common stock or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 7, 2012

You should rely only on the information contained in this prospectus supplement or incorporated by reference in these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus supplement is an offer to sell only the securities offered by this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of the date on the front of those documents or as of the respective dates of any documents incorporated by reference herein.

TABLE OF CONTENTS

Prospectus Supplement

Page

About This Prospectus Supplement	ii
Disclosure Regarding Forward-Looking Statements	ii
Highwoods Properties, Inc.	S-1
Use of Proceeds	S-2
Selling Stockholders	S-3
Plan of Distribution	S-6
Legal Matters	S-7
Experts	S-7
Incorporation of Certain Documents by Reference	S-8
Where You Can Find More Information	S-8

Prospectus

About This Prospectus	1
Disclosure Regarding Forward-Looking Statements	1
The Company and the Operating Partnership	2
Use of Proceeds	2
Ratios of Earnings to Combined Fixed Charges	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Depositary Shares	20
Description of Common Stock	24
Material Federal Income Tax Considerations	27
Plan of Distribution	44
Legal Matters	45
Experts	45
Where You Can Find More Information	46
_______________________________

i

ABOUT THIS PROSPECTUS SUPPLEMENT
We refer to Highwoods Properties, Inc. as the “Company” and Highwoods Realty Limited Partnership as the “Operating Partnership.”

This document is in two parts. The first part is this prospectus supplement, which describes certain terms of this offering and other matters relating to us. The second part, the accompanying prospectus, gives more general information about our Company and securities we may offer from time to time, some of which does not apply to any offering hereunder. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein before making your investment decision.  You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information.” The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus, and information we later file with the Securities and Exchange Commission (“SEC”) may automatically update and supersede this information.

To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any written communication from us specifying the final terms of any offering. We have not authorized anyone else to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the SEC and incorporated by reference, is only accurate as of the date of the front cover of this prospectus supplement or accompanying prospectus or as of the date given in the incorporated document, as applicable. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such statements include, in particular, statements about our plans, strategies and prospects.  You can identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words.  Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that our plans, intentions or expectations will be achieved.  When considering such forward-looking statements, you should keep in mind the following important factors that could cause our actual results to differ materially from those contained in any forward-looking statement:

•	the financial condition of our customers could deteriorate;

•	we may not be able to lease or release second generation space, defined as previously occupied space that becomes available for lease, quickly or on as favorable terms as old leases;

•	we may not be able to lease our newly constructed buildings as quickly or on as favorable terms as originally anticipated;

•	we may not be able to complete development, acquisition, reinvestment, disposition or joint venture projects as quickly or on as favorable terms as anticipated;

•	development activity by our competitors in our existing markets could result in an excessive supply of office, industrial and retail properties relative to customer demand;

•	our markets may suffer declines in economic growth;

•	unanticipated increases in interest rates could increase our debt service costs;

•	unanticipated increases in operating expenses could negatively impact our operating results;

•
we may not be able to meet our liquidity requirements or obtain capital on favorable terms to fund our working capital needs and growth initiatives or to repay or refinance outstanding debt upon maturity; and

•	the Company could lose key executive officers.

ii

This list of risks and uncertainties, however, is not intended to be exhaustive. You should also review the other cautionary statements we make under “Risk Factors” in this prospectus supplement, as such risk factors may be amended, updated or modified periodically in our reports filed with the SEC.

Given these uncertainties, you should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements to reflect any future events or circumstances or to reflect the occurrence of unanticipated events.

iii

HIGHWOODS PROPERTIES, INC.

We are a fully-integrated, self-administered and self-managed equity real estate investment trust (“REIT”). We conduct virtually all of our activities through our operating partnership, Highwoods Realty Limited Partnership, and are its sole general partner.

We are one of the largest owners and operators of office properties in the Southeastern and Midwestern United States. At December 31, 2011, the Company and/or the Operating Partnership wholly owned: 303 in-service office, industrial and retail properties, comprising 29.3 million square feet; 96 rental residential units; 17 for-sale residential condominiums; 586 acres of undeveloped land suitable for future development, of which 524 acres are considered core holdings; and an additional office property that is considered completed but not yet stabilized.

The Company conducts virtually all of its activities through the Operating Partnership. The Company is the sole general partner of the Operating Partnership. At December 31, 2011, the Company owned all of the Preferred Units and 72.2 million, or 95.1%, of the Common Units. Limited partners (including one officer and two directors of the Company) own the remaining 3.7 million Common Units. Generally, the Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for cash equal to the value of one share of Common Stock, $.01 par value, based on the average of the market price for the 10 trading days immediately preceding the notice date of such redemption provided that the Company, at its option, may elect to acquire any such Common Units presented for redemption for cash or one share of Common Stock. The Common Units owned by the Company are not redeemable.

We were incorporated in Maryland in 1994. Our operating partnership was formed in North Carolina in 1994. Our executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604 and our telephone number is (919) 872-4924.  We are based in Raleigh, North Carolina, and our properties and development land are located in Florida, Georgia, Mississippi, Missouri, North Carolina, Pennsylvania, South Carolina, Tennessee and Virginia.

Additional information regarding our company is set forth in documents on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus, as described below under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of common stock offered by the selling stockholders named in this prospectus. In connection with the issuance of the shares offered by us through this prospectus, we will receive one warrant or Common Unit for each of the shares issuable upon exercise or redemption of the same number of outstanding warrants or units.

SELLING STOCKHOLDERS

The shares of common stock included in this offering are 3,753,518 shares that may be sold by selling stockholders. We refer to these shares as the “resale shares.” None of the resale shares are currently outstanding. We may issue these resale shares to the selling stockholders upon the exercise of 25,000 outstanding warrants and the redemption of 3,728,518 outstanding Common Units. See “Plan of Distribution.”

The selling stockholders may offer and sell from time to time under this prospectus any and all of the resale shares. Information about the selling stockholders is set forth herein. Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. There are currently no agreements, arrangements or understandings with respect to the sale of any of the resale shares that will be held by the selling stockholders. None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

The following table sets forth, for each selling stockholder, the amount of our common stock owned, the number of shares of common stock offered hereby and the percentage of the common stock owned after completion of the offering assuming all of the offered shares are sold:

Name of Selling Stockholder (1)	Number of Shares Beneficially Owned (2)	Number of Shares Offered	Number of Shares Beneficially Owned Following Resale	Percentage Ownership Following Resale (3)
A.T. Williams Oil Co	*	8,571	*	*
Alan Schwartz	*	4,254	*	*
Alfus Family Limited Partnership	*	35,161	*	*
Anne S. Sovey	*	475	*	*
Bahama Mama	*	941	*	*
Bissell Family Limited Partnership	*	19,203	*	*
Bypass Trust Under the Bennett Family	*	3,804	*	*
C. Hamilton Sloan	*	24,543	*	*
C. Hamilton Sloan Trust	*	44,870	*	*
C.S. Henline Trust	*	3,874	*	*
Carolina Capital Corporation	*	3,796	*	*
Catherine D. Rainey	*	50	*	*
Charles E. Mueller, MD	*	160	*	*
Charpat Properties	*	42,000	*	*
Daniel C. Austin	*	91,887	*	*
Daniel C. Brown, Jr.	*	2,373	*	*
David L. Gordon	*	1,046	*	*
David Smith	*	53,022	*	*
Deborah Laub	*	1,046	*	*
Dennis L. Olive	*	4,122	*	*
Donald L. Harley	*	5,238	*	*
Easlan Capital, Inc.	*	190	*	*
Edward W. & Kathleen Hayes	*	1,535	*	*
Eugene M. Langley, Jr. Revocable Trust	*	16,196	*	*
Fox Run Development	*	326	*	*
Gary T. Baker	*	125,500	*	*
Gene and Edna Anderson Family Partnership, L.L.L.P. (5)	851,854	719,211	*	*
Glenn Weathers	*	5,344	*	*
H. Jack Leister	*	89,770	*	*
Harrison A. Underwood, III	*	2,635	*	*
Henry F. Stern	*	47,462	*	*
Henry P. Royster, Jr.	*	1,211	*	*

Name of Selling Stockholder (1)	Number of Shares Beneficially Owned (2)	Number of Shares Offered	Number of Shares Beneficially Owned Following Resale	Percentage Ownership Following Resale (3)
Henry F. Stern Cleveland Clinic Foundation, Cleveland, Ohio Charitable Remainder Annuity Trust	*	2,400	*	*
Henry F. Stern Tredegar National Civil War Center Foundation Charitable Remainder Annuity Trust	*	613	*	*
Hyman Auerbach	*	46,759	*	*
J. Rex Thomas	*	25,855	*	*
J. Roger Edwards, Jr.	*	1,204	*	*
J.T. Hobby & Son, Inc.	*	8,311	*	*
James F. Marshall	*	28,109	*	*
Jamile J. Francis, Jr.	*	2,325	*	*
Jaw Holdings I, LLC	*	9,621	*	*
Jeffrey Hymes	*	5,509	*	*
Jerome and Linda Janger Revocable Trust	*	198,062	*	*
Jerome Silvey	*	1,538	*	*
Jim Ayers	*	131,044	*	*
Jim Campbell	*	5,342	*	*
John Rainey	*	2,610	*	*
John S. Rainey & Mary Belser, Tr U/W C.S. Rainey F/B/O J. Rainey	*	237	*	*
John S. Rainey, Jr., Trust	*	45	*	*
John S. Rainey, Tr U/W C.S. Rainey F/B/O Mary R. Belser	*	237	*	*
John S. Rainey, Tr U/W C.S. Rainey F/B/O Nancy Crowley	*	237	*	*
John S. Rainey, Tr U/W C.S. Rainey F/B/O Rob Rainey	*	237	*	*
John Turner	*	3,000	*	*
Jonathan Eilian	*	13,664	*	*
Keith R. Harrod	*	3,044	*	*
Kenneth M. Weiss	*	223	*	*
Kennington Ltd., Inc.	*	503,948	*	*
Kyle Woolfolk	*	13,098	*	*
L. Terrell Sovey	*	475	*	*
L.B.M. Family Limited Partnership	*	25,683	*	*
Lambster Partners	*	2,317	*	*
Leonard Barrier	*	7,260	*	*
Linda Janger	*	4,394	*	*
Lowell D. Kraff	*	238	*	*
LPK Investments, LLC	*	33,720	*	*
Margaret Smith	*	54,325	*	*
Mark Hamilton Sloan	*	2,267	*	*
Mark Hamilton Sloan Trust	*	2,575	*	*
Mark Walsh	*	15,000	*	*
Marmor Living Trust	*	26,820	*	*
Mary R. Belser	*	475	*	*
Nancy Crowley	*	95	*	*
Neal S. Johnston	*	5,385	*	*
Newman Enterprises	*	12,366	*	*
O. Temple Sloan III	*	1	*	*
O. Temple Sloan III Trust	*	2,575	*	*
O. Temple Sloan Jr. (5)	*	216,765	*	*
O. Temple Sloan Jr. Trust (5)	*	44,870	*	*
Parke D. Joyner	*	7,191	*	*
Paul Kreckman (6)	*	196	*	*

Name of Selling Stockholder (1)	Number of Shares Beneficially Owned (2)	Number of Shares Offered	Number of Shares Beneficially Owned Following Resale	Percentage Ownership Following Resale (3)
Ralph W. Mullins, Jr.	*	82,213	*	*
Reba A. Bahn	*	1,046	*	*
Renee King Solomon Living Trust	*	4,850	*	*
Richard Faber	*	7,871	*	*
Ridley Wills	*	11,868	*	*
Ridley Wills (Mrs.)	*	7,871	*	*
Robert E. Coles	*	986	*	*
Robert Faber	*	15,956	*	*
Robert M. Rainey	*	475	*	*
Roger G. White	*	50,000	*	*
Royall Brown	*	2,000	*	*
Sandra H. Taylor	*	3,570	*	*
SECC Partners	*	75,882	*	*
Sheridan Trust	*	1,000	*	*
Stanley and Audri Tendler Family Trust	*	7,811	*	*
Stephen Timko Revocable Trust	*	193,907	*	*
Susan Kellett	*	38,523	*	*
Suzanne B. Ross	*	110	*	*
The Audri May Tendler Trust	*	2,929	*	*
The Bennie Auerbach Irrevocable Trust	*	24,883
The Crawley F. Joyner, III Living Trust	*	7,191
The Leon Auerbach Revocable Trust	*	32,828
The Nusebaum Family Trust	*	856	*	*
The Robert and Janice Goldman Living Trust	*	77,615
The Sardinian Group, LLC	*	23,116
Thomas A. Hunter, III	*	4,965	*	*
Thomas C. Brown Revocable Trust	*	2,325	*	*
Thomas H. Davis	*	3,568	*	*
Thomas T. Crumpler	*	967	*	*
TUA Robert B. Faber	*	3,741
Union Realty Company GP	*	183,587
Victoria Martin Langley Revocable Trust	*	27,122	*	*
William A. White, Jr.	*	9,805	*	*

Total		3,753,518
____________________

*    Less than 1%.

(1)
Selling stockholders that are entities may distribute shares of common stock prior to sale under this prospectus. The selling stockholders may also include persons who are donees, pledgees or successors-in-interest of the listed selling stockholders.

(2)
The shares of common stock include warrants and Common Units held by a selling stockholder and assumes that such warrants will be exercised and units will be redeemed for shares of our common stock. The number of shares of common stock assumes that no stock options are exchanged for shares of common stock.

(3)
This percentage is calculated assuming that each selling stockholder sells all of the shares offered by this prospectus. It is difficult to estimate with any degree of certainty the amount and percentage of shares of common stock that would be held by each selling stockholder after completion of the offering. First, we have the option to satisfy unit redemption requests by paying the cash value of the units rather than issuing shares of our common stock. The number of shares offered hereby assumes we elect to satisfy all redemption requests by issuing shares. Second, assuming a selling stockholder receives shares of common stock upon an exercise of warrants or a redemption of such holder's Common Units, such holder may offer all, some or none of such shares.

(4)	Gene H. Anderson is a director of the Company.

(5)	O. Temple Sloan Jr. is the Chairman of the Board of Directors of the Company.

(6)	Paul Kreckman is a Vice President of the Company.

PLAN OF DISTRIBUTION
This prospectus relates to the offer and sale by the selling stockholders of 3,753,518 shares of our common stock, which shares we may issue upon the exercise of a like number of warrants or the redemption of a like number of Common Units. Our common stock is listed on the New York Stock Exchange under the symbol “HIW.”
We have not and will not receive any proceeds from the offering by the selling stockholders.
As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock offered hereby will be borne by the selling stockholders. Sales of shares of common stock may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating the shares of common stock, through short sales of shares of common stock or through a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling stockholders.
The selling stockholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).
The selling stockholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.
Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.
Selling stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided the requirements of such rule are met.
Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of common stock involved, (iii) the price at which such shares were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (iv) other facts material to the transaction.

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by DLA Piper LLP (US). In addition, DLA Piper LLP (US) is rendering an opinion with respect to certain federal income tax matters relating to us. Two partners of DLA Piper LLP (US) beneficially own an aggregate of less than 0.1% of our common stock.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this prospectus supplement and the accompanying prospectus by reference from Highwoods Properties Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Highwoods Properties Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements, and related financial statement schedules, incorporated in the accompanying prospectus by reference from Highwoods Realty Limited Partnership's Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is also incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules permit us to “incorporate by reference” the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement. Information that we file in the future with the SEC automatically will update and supersede, as appropriate, the information contained in this prospectus supplement and in the documents previously filed with the SEC and incorporated by reference into this prospectus supplement. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) on or after the date of this prospectus supplement but before the end of the offering made under this prospectus supplement:

•	our 2011 Annual Report on Form 10-K;

•	our Current Report on Form 8-K filed on January 12, 2012; and

•	the description of our common stock included in our Registration Statement on Form 8-A dated May 16, 1994.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations
Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604-1050
Telephone: (919) 872-4924

We also maintain an Internet site at www.highwoods.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus supplement or accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the website maintained by the SEC at http://www.sec.gov. These filings are also available to the public from commercial document retrieval services.

We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits filed with the registration statement. This prospectus supplement and accompanying prospectus do not contain all of the information in the registration statement. We have omitted parts of the registration statement from this prospectus supplement and the accompanying prospectus in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus supplement and accompanying prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

3,753,518 Shares

Common Stock

PROSPECTUS SUPPLEMENT

February 7, 2012